Exhibit 3.8
CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
of
SERIES C CONVERTIBLE PREFERRED STOCK
of
NATIONAL HOLDINGS CORPORATION
(Pursuant to Section 151 of the
Delaware General Corporation Law)

NATIONAL HOLDINGS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized 200,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions of such series, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of Thirty Four Thousand Five Hundred (34,500) shares of Preferred Stock, is the Series C Preferred Stock of the Corporation, par value $.01 per share (the “Series C Preferred Stock”) and the stated value amount shall be Fifty Dollars ($50.00) per share (the “Stated Value “).

II. CERTAIN DEFINITIONS

Unless otherwise defined in this Certificate of Designations, all capitalized terms, when used herein, shall have the same meaning as is defined in the Purchase Agreement.  For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

“Affiliates” of any particular person means any other person that directly or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person.  For purposes of this definition, “control” (including the terms “ controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Base Share Price” shall have the meaning as defined in Article VIII, Section E of this Certificate of Designations.

“Bloomberg” shall mean Bloomberg, L.P. (or any successor to its function of reporting stock prices).

“Business Day” means any day, other than a Saturday or Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

“Business Combination” means any merger, consolidation or combination of the Corporation with or into any other corporation or entity, or any acquisition by the Corporation of all or substantially all the assets or securities of, or majority voting or economic interest in, any other corporation or other entity, or whether by merger, tender offer, asset purchase, stock purchase, or like combination or consolidation.

“Common Stock” means the common stock of the Corporation, par value $0.02 per share, together with any securities into which the common stock may be reclassified.

“Conversion Date” means, for any Conversion, the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is faxed, e-mailed or delivered by other means resulting in notice to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed, e-mailed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes, e-mails or otherwise delivers the Notice of Conversion to the Corporation.

“Convertible Securities” shall have the meaning as defined in Article VIII, Section G(ii) of this Certificate of Designations.

“Conversion Shares” means such number of shares of Common Stock as shall be determined by dividing (i) the Stated Value per share of Series C Preferred Stock, by (ii) the Series C Conversion Price per share, then in effect.

“Dilutive Issuance” shall have the meaning as defined in Article VIII, Section F of this Certificate of Designations.

“Holder” shall mean the collective reference to the Purchasers, their respective Affiliates or any one or more holder(s) of shares of Series C Preferred Stock.

“Issuance Date” means one (1) Business Day following the filing of this Series C Certificate of Designation with the Secretary of State of the State of Delaware.

“Majority Holders” means the Holders of a majority of the then outstanding shares of Series C Preferred Stock.

“Market Price” means, as of any Trading Day, (i) the average of the last reported sale prices for the shares of Common Stock on a national securities exchange which is the principal trading market for the Common Stock for the five (5) Trading Days immediately preceding such date as reported by Bloomberg or (ii) if no national securities exchange is the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (A) the Board of Directors of the Corporation, or (B) at the option of a majority-in-interest of the holders of the outstanding Series C Preferred Stocks by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation.  The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

“National Securities Exchange” means any one of the New York Stock Exchange, the NYSE AMEX, any market of the NASDAQ Stock Market, the OTC Bulletin Board or any other national securities exchange in the United States where the Common Stock may trade or be listed for quotation.

“Original Issue Price” means the sum of $50.00, representing the aggregate purchase price for each share of Series C Preferred Stock at the Stated Value.

“Options” shall have the meaning as defined in Article VIII, Section G(i) of this Certificate of Designations.

“Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of July 12, 2010, by and among the Corporation and the Purchasers, pursuant to which, on the Issuance Date, the Corporation issued, and such Purchasers purchased, inter alia, the shares of Series C Preferred Stock and the Warrants, all upon the terms and conditions stated therein.

“Purchaser” shall mean each purchaser acquiring shares of the Series C Preferred Stock and Warrants being issued pursuant to the Purchase Agreement.

“Registration Rights Agreement” shall mean that certain registration rights agreement contemplated by the Purchase Agreement.

“Series C Conversion Price” means Fifty Cents ($0.50), or such other dollar amount (or fraction thereof) into which such Series C Conversion Price may be adjusted pursuant to Article VIII of this Certificate of Designations.

“Stated Value” means Fifty Dollars ($50.00) per share of Series C Preferred Stock.

“Trading Day” shall mean any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.

“Warrant Shares” shall mean the shares of Common Stock issuable upon exercise of the Warrants, as such securities may be adjusted pursuant to the terms of such Warrants.

“Warrants” shall mean the Warrants of the Corporation issued to the Purchasers of the Series C Preferred Stock pursuant to the Purchase Agreement.

III. DIVIDENDS

A.           Holders of Series C Preferred Stock shall not be entitled to receive dividends with respect to their shares of Series C Preferred Stock.

IV. CONVERSION

A.            Optional Conversion

(i)           Holders of Series C Preferred Stock may, at their option at any time or from time to time, convert all or any portion of their shares of Series C Preferred Stock into shares of Common Stock on the terms set forth herein (an “Optional Conversion”).

(ii)           In the event of any one or more Optional Conversions pursuant to this Article IV(A) (each a “Conversion”), each share of Series C Preferred Stock shall be converted into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following formula:

The Original Issue Price
Series C Conversion Price then in effect

B.           Mechanics of Conversion. In order to effect an Conversion, a Holder of shares of Series C Preferred Stock shall: (i) fax (or otherwise deliver, including via e-email/.pdf transmission) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the “Series C Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation.  Upon receipt by the Corporation of a facsimile copy or other delivery of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile or e-mail transmission (to the fax number or e-mail address from which the Notice of Conversion was sent), a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the Conversion.  The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series C Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series C Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XI. B hereof.

(i)           Delivery of Common Stock Upon Conversion. Upon the surrender of Series C Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent, as appropriate) shall, no later than the later of (a) the third (3rd) Business Day following the Conversion Date and (b) the Business Day immediately following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XI. B) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service portage prepaid) to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock being converted and (y) a certificate representing the number of shares of Series C Preferred Stock not being converted, if any.  Notwithstanding the foregoing, the Holder of Series C Preferred Stock shall, for all purposes, be deemed to be a record owner of that number of shares of Common Stock issuable upon conversion of those shares of Series C Preferred Stock set forth in the Conversion Notice as at the date of such Conversion Notice.  In addition, if the Corporation's transfer agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the Registration Rights Agreement) and the Holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the Registration Rights Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”).  If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder as provided above un-legended and unrestricted physical certificate(s) representing the Common Stock issuable upon conversion (to the extent so registered pursuant to the Registration Rights Agreement).  Further, a Holder may instruct the Corporation to deliver to the Holder physical certificate(s) representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii)           Company’s Failure to Timely Deliver Securities.  If, and only if, in the event that the Warrant Shares are registered under the Securities Act of 1933, as amended, the Company shall fail, for any reason or for no reason, to issue to the Holder within the later of three (3) Trading Days after receipt of the applicable Exercise Notice (the “Share Delivery Deadline”), a certificate for the number of Conversion Shares to which the Holder is entitled and register such Conversion Shares on the Company’s share register or to credit the Holder’s balance account with DTC for such number of Conversion Shares to which the Holder is entitled upon a Conversion (as the case may be), and if on or after the conclusion of the Delivery Period the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Conversion Shares issuable upon such Conversion that the Holder anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate or credit the Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such Conversion Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Conversion Shares or credit the Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock times (B) the closing sale price of the Common Stock on the Trading Day immediately preceding the date of the applicable Notice of Conversion.

(iii)            Taxes.  The Corporation shall pay any and all taxes that may be imposed upon it respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series C Preferred Stock.

(iv)            No Fractional Shares.  If any conversion of Series C Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series C Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the Series C Series C Conversion Price per share, and the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be the next lower whole number of shares.  If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(v)            Conversion Disputes.   In the case of any dispute with respect to a Conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (i) above as are not disputed.  If such dispute involves the calculation of the Series C Series C Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation and the Holder shall submit their disputed calculations to an independent, reputable outside accountant jointly determined by the Corporation and the relevant Holder via facsimile within three (3) Business Days of receipt of the Notice of Conversion.  The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the Holder of the results no later than three Business Days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

V. RESERVATION OF SHARES OF COMMON STOCK

A.           Reserved Amount.   The Corporation shall reserve not less than 4,000,000 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series C Preferred Stock (including any shares that may be issuable in connection with the adjustment provisions of this Certificate of Designations), and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the “Reserved Amount”) shall at all times be sufficient to provide for the full conversion of all of the Series C Preferred Stock (including any shares that may be issuable in connection with the adjustment provisions of this Certificate of Designations) outstanding, at the then current Series C Series C Conversion Price thereof, and any anticipated adjustments to such Series C Conversion Price.

VI. RANK

All shares of the Series C Preferred Stock shall rank (i) senior to (A) the Common Stock, (B) the Corporation’s authorized but unissued shares of Series B 10% cumulative convertible preferred stock (the “Series B Preferred Stock”), and (C) any other class of securities which is specifically designated as junior to the Series C Preferred Stock (collectively, with the Common Stock, the “Junior Securities”); (ii) pari passu with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series C Preferred Stock (the “Pari Passu Securities”); and (iii) junior to the Corporation’s 50,000 authorized shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and any class or series of capital stock of the Corporation hereafter created  specifically ranking, by its terms, senior to the Series C Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VII. LIQUIDATION PREFERENCE

A.           In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(i)           After payment or provision for payment of any distribution on any Senior Securities, the Holders of the Series C Preferred Stock shall be entitled to receive, on a pari passu basis with the holders of the Pari Passu Securities, and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership of such stock, an amount equal to Original Issue Price for each share of Series C Preferred Stock then held by them (the “Initial Series C Liquidation Preference Price”).  If upon the occurrence of a liquidation, dissolution or winding up of the Corporation the assets and funds thus distributed among the holders of the Series C Preferred Stock and the Pari Passu Securities shall be insufficient to permit the payment to such holders of the full liquidation preference amount based on the Initial Series C Liquidation Preference Price, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and the Pari Passu Securities in proportion to the preferential amount each such holder is otherwise entitled to receive.

VIII. ADJUSTMENTS

The Series C Conversion Price and the number of Conversion Shares shall be subject to adjustment as follows:

A.           Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Shares issuable upon conversion of the Series C Preferred Stock will be proportionately increased and the Series C Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Corporation at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Shares issuable upon conversion of the Series C Preferred Stock will be proportionately reduced and the Series C Conversion Price in effect immediately prior to such combination will be proportionately increased.

B.           Adjustments for Other Distributions.  In the event the Corporation at any time or from time to time makes, or files a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation other than shares of Common Stock, then and in each such event, provision shall be made so that the holders of Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article VIII, Section B. with respect to the rights of the holders of the Series C Preferred Stock.

C.           Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change, all subject to further adjustment as provided herein.

D.           Consolidation, Merger or Sale.  In case of any consolidation of the Corporation with, or merger of the Corporation with or into one or more other corporations or entities, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the Holder of the Series C Preferred Stock will have the right to acquire and receive upon conversion of the Series C Preferred Stock in lieu of the shares of Common Stock immediately theretofore acquirable upon the conversion of the Series C Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of the Series C Preferred Stock had such consolidation, merger or sale or conveyance not taken place.  In any such case, the Corporation will make appropriate provision to insure that the provisions of this Article VIII Section D hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the conversion of the Series C Preferred Stock.  The Corporation will not effect any consolidation, merger or sale or conveyance unless prior to the consummation thereof, the successor corporation (if other than the Corporation) assumes by written instrument the obligations under this Article VIII Section D and the obligations to deliver to the Holder of the Series C Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire.

E.           Distribution of Assets.  In case the Corporation shall declare or make any distribution of its assets (including cash) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, then, after the date of record for determining shareholders entitled to such distribution (on an “as converted” basis, as though all Series C Preferred Stock had been converted into Common Stock immediately prior to the dividend declaration date), the Holder of the Series C Preferred Stock shall be entitled upon conversion of the Series C Preferred Stock for the purchase of any or all of the shares of Common Stock subject hereto, to receive the amount of such assets which would have been payable to the Holder had the Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such distribution.

F.           Adjustment Due to Dilutive Issuance.  If, at any time when any shares of Series C Preferred Stock are issued and outstanding, the Corporation issues or sells, or in accordance with this Article VIII is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Series C Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (such lower price, the “Base Share Price” and such issuances, a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Series C Conversion Price will be reduced and only reduced to equal the Base Share Price; provided, however, that only one adjustment will be made for each Dilutive Issuance.  No adjustment to the Series C Conversion Price shall have the effect of increasing the Series C Conversion Price above the Series C Conversion Price in effect immediately prior to such adjustment.

G.           Effect on Series C Conversion Price of Certain Events.  For purposes of determining the adjusted Series C Conversion Price, the following will be applicable:

(i)           Issuance of Rights or Options.  If the Corporation in any manner issues or grants any warrants (other than the Warrants issued pursuant to the Purchase Agreement), rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or Convertible Securities (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter collectively referred to in this Article VIII as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Series C Conversion Price on the date of issuance or grant of such Options, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Options will, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount of cash, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Options, plus, in the case of Convertible Securities (as hereinafter defined) issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion or exchange of Convertible Securities, if applicable).  No further adjustment to the Series C Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii)           Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any other series or classes of Preferred Stock (other than the Series C Preferred Stock, but including, without limitation, shares of Series B Preferred Stock ) or other securities that are convertible into or exchangeable for Common Stock (“Convertible Securities”), whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Series C Conversion Price on the date of issuance, then the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount of cash, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment to the Series C Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(iii)           Change in Option Price or Conversion Rate.  If there is a change at any time in (i) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Series C Conversion Price in effect at the time of such change will be readjusted to the Series C Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv)           Calculation of Consideration Received.  If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes hereof will be the amount received by the Corporation therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Corporation in connection with such issuance, grant or sale.  In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt.  In case any Common Stock, Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Corporation.

H.           Exceptions to Adjustments.  Notwithstanding anything contained to the contrary in this Article VIII, no adjustment to the Series C Conversion Price or Conversion Shares pursuant to Section F of this Article VIII will be made:

(i)           upon the issuance of shares of Common Stock or Options pursuant to any bona fide stock or option plan duly adopted by the Board of Directors of the Corporation; or

(ii)           upon the issuance of shares of Common Stock issuable upon the exercise of Options or the Warrants or conversion of Convertible Securities that are outstanding as of the date of filing of this Certificate of Designations; or

(iii)           the issuance of shares of Series A Preferred Stock as pay-in-kind dividends with respect to the Series A Preferred Stock; or

(iv)           the issuance (not for capital raising purposes) of shares of Common Stock, Convertible Securities or Options to financial institutions, lessors or vendors in connection with commercial credit or service arrangements, equipment financings or similar transactions, all approved by the Board of Directors of the Corporation; or

(v)           the issuance of shares of Common Stock, Convertible Securities or Options to provide financing to consummate any Business Combination, provided, in each instance and as a condition to such exception, that the holders of the Series C Preferred Stock shall have been afforded their rights hereunder upon the occurrence of a Business Combination.

I.           Notice of Adjustment.  Upon the occurrence of any event which requires any adjustment of the Series C Conversion Price, then, and in each such case, the Corporation shall give notice thereof to the Holder of the Series C Preferred Stock, which notice shall state the Series C Conversion Price resulting from such adjustment and the increase or decrease in the number of Conversion Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Such calculation shall be certified by the Chief Financial Officer of the Corporation.

J.           Minimum Adjustment of Series C Conversion Price.  No adjustment of the Series C Conversion Price shall be made in an amount of less than 1% of the Series C Conversion Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Series C Conversion Price.

K.           No Fractional Shares.  No fractional shares of Common Stock are to be issued upon the conversion of the Series C Preferred Stock, but the Corporation shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the average Market Price per share of the Common Stock for the five (5) Trading Days immediately prior to the date of such exercise.

L           Other Notices.  In case at any time:

(i)           the Corporation shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other distribution (including dividends or distributions payable in cash out of retained earnings) to the holders of the Common Stock;

(ii)           the Corporation shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

(iii)           there shall be any capital reorganization of the Corporation, or reclassification of the Common Stock, or consolidation or merger of the Corporation with or into, or sale of all or substantially all its assets to, or Business Combination with or into one or more other corporations or entities;

(iv)           there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in each such case, the Corporation shall give to the Holder of the Series C Preferred Stock (a) written notice of the date on which the books of the Corporation shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, Business Combination, liquidation or winding-up of the Corporation, notice of the date (or, if not then known, a reasonable approximation thereof by the Corporation) when the same shall take place.  Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, Business Combination liquidation, or winding-up, as the case may be.  Such notice shall be given at least thirty (30) days prior to the record date or the date on which the Corporation’s books are closed in respect thereto.  Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above.

IX. VOTING RIGHTS

A.           Class Voting Rights.                                           Holders of the Series C Preferred Stock shall vote together as a separate class on all matters which impact the rights, value or conversion terms, or ranking of the Series C Preferred Stock, as provided herein.  The vote or approval of the Majority Holders shall be required to pass any such matters.

B.           General Voting Rights with Common Stock.                                                                           Except as otherwise required by law, the Holder of each share of Series C Preferred Stock shall be entitled to cast, at any regular or special meeting of stockholders of the Corporation or in connection with the solicitation of any written consent of stockholders of the Corporation, that number of votes as shall be equal to the difference between (i) the number of shares of Common Stock into which such share of Series C Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited and (ii) one (1), such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class.  Holders of Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in the same manner and at the same time as holders of Common Stock, and in accordance with the Bylaws of the Corporation.

X. PROTECTION PROVISIONS

A.              Negative Covenants.                                        For so long as 25% of the shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) of Series C Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the affirmative vote or written consent of the Majority Holders, voting or consenting as a separate class, given in person or by proxy:

(a)           issue any additional shares of Series C Preferred Stock; or

(b)           amend or modify in any manner this Series C Certificate of Designation; or

(c)           alter or change the rights, preferences, privileges or restrictions of the shares of Series C Preferred Stock so as to affect adversely the shares of such series, whether by amendment or modification to the Corporation’s Certificate of Incorporation, Bylaws or otherwise provided, however, that (i) no such amendment by its express terms shall adversely affect any Holder differently than it affects all other Holders, unless such Holder consents thereto, and (ii) no such amendment concerning the number of Conversion Shares or Series C Conversion Price shall be made unless any Holder who will be affected by such amendment consents thereto; or

(d)           amend or modify in any manner the Co-Sale rights as set forth in Section 7.12 of the Purchase Agreement.

B.           Affirmative Covenants.                                           For so long as 25% of the shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) of Series C Preferred Stock are outstanding, the Corporation (on behalf of itself and its subsidiaries) shall:

(a)           take the necessary steps to preserve its corporate existence and its right to conduct business under the laws, rules and regulations of the United State and all states or other jurisdictions and all self regulatory organizations in which the nature of its business requires qualification to do business; provided, however, that the foregoing shall not prohibit the Corporation from engaging in a Business Combination;

(b)           keep its books of account in accordance with good accounting practices; and

(c)           comply in all material respects with all applicable laws, rules or regulations, or determinations of any arbitrator or a court or other governmental authority, in each case applicable to or binding upon the Corporation or any of its or its subsidiaries property or to which each the Corporation or any of its or its subsidiaries property is subject.

XI. MISCELLANEOUS

A.           Cancellation of Series C Preferred Stock. If any shares of Series C Preferred Stock are converted pursuant to this Series C Certificate of Designations, the shares so converted shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series C Preferred Stock.

B.           Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series C Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series C Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series C Preferred Stock Certificate(s) of like tenor and date.  However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series C Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series C Preferred Stock.

C           Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

D.             Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile or e-mail transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile or e-mail transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to National Holdings Corporation, 120 Broadway, 27th floor, New York, New York 10271, attn: Chief Executive Officer; and (ii) if to any Holder to the address set forth in the Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person.

E.             Headings.  Section headings in this Certificate of Designations are for convenience only, and shall not be used in the construction of this Certificate of Designations.

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IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Delaware that he has read the foregoing Certificate of Designation and knows the contents thereof, and that he is duly authorized to execute the same on behalf of the Corporation, this 12th day of July 2010.

NATIONAL HOLDINGS CORPORATION

Date	By:	/S/ MARK GOLDWASSER
Name: Mark Goldwasser
Title: Chief Executive Officer

NOTICE OF CONVERSION

(To be Executed by the Registered Holder
in order to Convert the Series C Preferred Stock)

The undersigned hereby irrevocably elects to convert __________ shares of Series C Convertible Preferred Stock (the “Conversion”), represented by Stock Certificate No(s). ______________ (the “Series C Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of National Holdings Corporation (the “Corporation”) according to the conditions of the Certificate of Designation, Preferences and Rights of Series C Preferred Stock (the “Certificate of Designation”), as of the date written below.   If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.  No fee will be charged to the Holder for any conversion, except for transfer taxes, if any Each Series C Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).

In the event of partial exercise, please reissue a new stock certificate for the number of shares of Series C Preferred Stock which shall not have been converted.

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of Series C Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion:
Applicable Series C Conversion Price:  $________

Signature:
Name:

Address: